Exhibit 10.1

CENTERSTATE BANK N.A

SPLIT-DOLLAR AGREEMENT

THIS SPLIT-DOLLAR AGREEMENT (the “Agreement”) is adopted this 14th day of May, 2008, by and between CENTERSTATE BANK N.A., a commercial bank located in Zephyrhills, Florida (the “Bank”), and Timothy A Pierson, the “Executive”).

The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Executive with the designated beneficiary of the Executive. The Bank will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1 “Bank’s Interest” means the benefit set forth in Section 2.1.

1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 “Board” means the Board of Directors of the Bank as from time to time constituted.

1.5 “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.8 “Executive’s Interest” means the benefit set forth in Section 2.2.

1.9 “Insurer” means the insurance company issuing the Policy on the life of the Executive.

1.10 “Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.11 “Plan Administrator” means the plan administrator described in Article 12.

1.12 “Policy” or “Policies” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive’s life under this Agreement.

1.13 “Separation from Service” means that the Executive’s service, as an employee and independent contractor, to the Bank and any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Bank or the death of the Executive.

1.14 “Vested Insurance Benefit” means the Bank will provide the Executive with continued insurance coverage from the date of vesting until death, subject to the forfeiture provisions detailed in Section 3.2 and Article 6. Article 3 explains how the Executive achieves vested status.

1.15 “Years of Service” means each twelve-month period commencing on the Executive’s initial date of hire by the Bank or subsidiary, during the entirety of which time the Executive remains an employee of the Bank. For purposes of this Agreement, if there is a dispute over the number of Years of Service of the Executive or the date of the Executive’s initial hire by the Bank, the Plan Administrator shall have the sole and absolute right to decide the dispute.

Article 2

Policy Ownership/Interests

2.1 Bank’s Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Article 4, the Bank may terminate a Policy without the consent of the Executive. The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Executive’s Interest is determined according to Section 2.2 below.

2.2 Executive’s Interest. The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in Section 2.2.1 or 2.2.2. The Executive shall also have the right to elect and change settlement options with respect to the Executive’s Interest by providing written notice to the Bank and the Insurer.

2.2.1 Death Prior to Separation from Service. If the Executive dies while employed by the Bank, the Executive’s Beneficiary shall be entitled to a benefit equal to fifty percent (50%) of the Net Death Proceeds.

2.2.2 Death After Separation from Service. If, pursuant to Article 3, the Executive has a Vested Insurance Benefit at the date of death, the Executive’s Beneficiary shall be entitled to a benefit equal to ten percent (10%) of the Net Death Proceeds. If the Executive has not achieved a Vested Insurance Benefit on the date of death, the Beneficiary will not be entitled to a benefit under this Agreement.

Article 3

Vesting

3.1 Vested Insurance Benefit. The Executive shall have a Vested Insurance Benefit equal to the amount specified in Section 2.2 at the earliest of the following events:

3.1.1 Attainment of age sixty-two (62) while in the employ of the Bank

3.1.2 Completion of twenty (20) Years of Service with the Bank;

3.1.3 Attainment of age fifty-five (55) while in the employ of the Bank and completion of ten (10) Years of Service;

3.1.4 Separation from Service due to Disability;

3.1.5 A Change in Control while employed by the Bank; or

3.1.6 Adoption, by the Board at its discretion, of a resolution entitling the Executive to the Vested Insurance Benefit in Section 2.2 under circumstances not otherwise addressed in this Section 3.1.

3.2 Forfeiture of Benefit. Notwithstanding the provisions of Section 3.1, the Executive will forfeit his or her Vested Insurance Benefit if: (i) the Executive violates any of the provisions detailed in Article 6; (ii) the Executive vested pursuant to Section 3.1.4 and becomes gainfully employed by an entity other than the Bank; or (iii) the Executive provides written notice to the Bank declining further participation in the Agreement.

Article 4

Comparable Coverage

4.1 Comparable Coverage. Nothing herein negates the Banks right to amend or terminate this Agreement under Article 11. The Bank is not obligated to provide any additional resources to maintain the Policy in full force and effect. In addition, the Bank may replace each Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Bank and the Executive shall execute a new Split-Dollar Policy Endorsement for each new Policy. The cash surrender value and any additional death proceeds exclusive of those designated in Section 2.2 above for each new Policy or any comparable policy shall be subject to the claims of the Bank’s creditors. In the event that the Bank decides to maintain the Policy after the Executive’s rights under this Agreement are terminated, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

4.2 Option to Purchase. The Bank shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. Upon receipt of such purchase price, the Bank shall assign ownership of the Policy to the Executive or his/her transferee and relinquish all existing rights to the Policy.

Article 5

Premiums and Imputed Income

5.1 Premium Payment. The Bank shall pay all premiums due on all Policies.

5.2 Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

5.3 Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

Article 6

General Limitations

6.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Executive shall forfeit any right to a benefit under this Agreement if the Bank terminates the Executive’s employment for cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Agreement. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.

6.2 Removal. Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights in the Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

6.3 Forfeiture Provision. While Executive is employed by the Bank and during the period of time the Executive is entitled to receive any benefits pursuant to this Agreement, the Executive will not, for himself or on behalf of, or in conjunction with any other person or persons, company, partnership, limited liability company, proprietorship, trust company, bank, financial services institution, or other entity, directly or indirectly, own, manage, operate, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, employment, management, operation, consulting or control of any financial services institution that competes with the Bank within the State of Florida, or any other market served by the Company at the time payment of benefits commence. In the event of any actual breach by the Executive of the provisions of this Section 6.3, all payments under this Agreement payable to the Executive shall irrevocably forfeit and terminate and no further amount shall be due or payable to the Executive pursuant to this Agreement. The Executive specifically acknowledges that the restrictions set forth above are reasonable and bear a valid connection with the business operations of the Bank, and specifically admits that Executive is capable of obtaining suitable employment not in competition with the Bank. If any one of the restrictions contained herein shall for any reason be held to be excessively broad as to duration or geographical area, it shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the extent compatible with applicable state law as it shall then appear. Executive acknowledges that the Bank would not have entered into this Agreement without this provision Section 6.3 contained herein. This Section 6.3 shall not prohibit the Executive from owning stock in any publicly traded company provided the Executive’s stock ownership is five percent (5%) or less of the issued and outstanding stock of such publicly traded company and the Executive has no corporate responsibility other than the Executive’s rights as a stockholder. This section shall not apply following a Change in Control.

6.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 7

Beneficiaries

7.1 Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Bank in which the Executive participates.

7.2 Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive’s death.

7.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

7.4 No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive’s estate.

7.5 Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 8

Assignment

The Executive may irrevocably assign without consideration all of the Executive’s Interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive’s Interest, then all of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

Article 9

Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 10

Claims and Review Procedure

10.1 Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

10.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

10.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

10.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

10.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

10.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4 Timing of Bank’s Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

10.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 11

Amendments and Termination

11.1 Non-Vested Insurance Benefit. Unless the Executive has a Vested Insurance Benefit pursuant to Section 3.1, the Bank may amend or terminate the Agreement at any time, or may amend or terminate the Executive’s rights under the Agreement at any time prior to the Executive’s death, by providing written notice of such to the Executive. In the event that the Bank decides to maintain the Policy after termination of the Agreement, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

11.2 Vested Insurance Benefit. If the Executive has a Vested Insurance Benefit, the Bank may amend or terminate the Agreement only if: (i) continuation of the Agreement would cause significant financial harm to the Bank as determined by the Board in its sole discretion, (ii) the Executive agrees to such action, (iii) the Bank’s banking regulator(s) issues a written directive to amend or terminate the Agreement or (iv) the Policy has been terminated unless comparable coverage is provided pursuant to Article 4.1.

Article 12

Administration

12.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

12.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

12.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

12.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

12.5 Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Base Salary of the Executive, the date and circumstances of the retirement, Disability, death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 13

Miscellaneous

13.1 Binding Effect. This Agreement shall bind the Executive and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

13.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an Executive of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an Executive nor interfere with the Executive’s right to terminate employment at any time.

13.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Florida, except to the extent preempted by the laws of the United States of America.

13.4 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

13.5 Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Centerstate Bank NA
6930 Gall Blvd
Zephyrhills, Florida 33542

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

13.6 Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:	CENTERSTATE BANK N.A.

/s/ Timothy A. Pierson	By:	/s/ Ernest S. Pinner
Timothy A. Pierson, President & CEO		Ernest S. Pinner, Chairman of the Board